UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           JPC CAPITAL PARTNERS, INC.
                  -------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                  -------------------------------------------
                         (Title of Class of Securities)

                                   46625L 10 1
                  -------------------------------------------
                                 (CUSIP Number)

                                  June 21, 2005
                  -------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46625L 10 1

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     1.   Names  of  Reporting  Persons.  I.R.S.  Identification  Nos.  of above persons (entities only).

          Cache Capital (USA) L.P.

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     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)

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     3.   SEC Use Only

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     4.   Citizenship or Place of Organization:         Delaware

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Number of               5. Sole Voting Power:           2,307,398
Shares
Beneficially            --------------------------------------------------------
Owned by                6. Shared Voting Power:         0
Each
Reporting               --------------------------------------------------------
Person With             7. Sole Dispositive Power:      2,307,398

                        --------------------------------------------------------

                        8. Shared Dispositive Power:    0

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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          2,307,398 shares of common stock

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     10.  Check if the Aggregate  Amount in Row (9) Excludes Certain Shares (See
          Instructions)

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     11.  Percent of Class Represented by Amount in Row (9)     9.6%

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     12.  Type of Reporting Person (See Instructions)

          PN

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                                       2

Item 1.

          (a)  Name of Issuer

               JPC Capital Partners, Inc.

          (b)  Address of Issuer's  Principal  Executive Offices

               555 North Point Center East, 4th Floor, Alpharetta, Georgia 30022

Item 2.

          (a)  Name of Person Filing

               Cache Capital (USA) L.P.

          (b)  Address of Principal  Business Office or, if none,  Residence

               555 North Point Center East, 4th Floor, Alpharetta, Georgia 30022

          (c)  Citizenship

               Delaware

          (d)  Title of Class of Securities

               Common Stock,  par value $0.001 per share

          (e)  CUSIP Number

               46625L 10 1

Item     If  this   statement  is  filed  pursuant  to   ss.ss.240.13d-1(b)   or
3.       240.13d-2(b) or (c), check whether the person filing is a:

         (a)  [   ]  Broker  or  dealer registered  under  section 15 of the Act
                     (15 U.S.C. 78o).

         (b)  [   ]  Bank  as  defined   in  section   3(a)(6)  of  the  Act (15
                     U.S.C.78c).

         (c)  [   ]  Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c).

         (d)  [   ]  Investment  company  registered  under  section  8  of  the
                     Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e)  [   ]  An investment adviser in accordance with ss.240.13d-1(b)(1)
                     (ii)(E);

         (f)  [   ]  An employee benefit  plan or endowment  fund in  accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g)  [   ]  A parent holding  company or control  person in  accordance with ss. 240.13d-1(b)(1)(ii)(G);

         (h)  [   ]  A savings  associations as defined  in Section  3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)  [   ]  A church plan that is  excluded  from the  definition of an investment company under section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [   ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Item     Ownership.
4.
          (a)  Amount beneficially owned:

               2,307,398 shares of common stock

          (b)  Percent of class:

               9.6%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote:          2,307,398

               (ii) Shared power to vote or to direct the vote:        0

               (iii) Sole  power to dispose  or to direct  the
                     disposition  of:                                  2,307,398

               (iv) Shared power to dispose or to direct the
                    disposition of:                                    0

Item     Ownership of Five Percent or Less of a Class
5.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item     Ownership of More than Five Percent on Behalf of Another Person.
6.
         N/A

Item     Identification  and Classification of the Subsidiary which Acquired the
7.       Security  Being Reported  on By the Parent  Holding Company  or Control
         Person.

         N/A

Item     Identification and Classification of Members of the Group
8.
         N/A

Item     Notice of Dissolution of Group
9.
         N/A

Item     Certification
10.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     June 21, 2005
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Date

     /s/ Joseph C. Canouse
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Signature

     Joseph C. Canouse, President, J.P. Carey Asset Management, LLC as General Partner of Cache Capital (USA) L.P.
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Name/Title




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